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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                                  US LEC CORP.

      US LEC Corp., a Delaware corporation (the "Corporation") hereby executes and certifies this Certificate of Amendment for the purposes of amending its Certificate of Designation relating to its Series A Convertible Preferred Stock, filed with the office of the Delaware Secretary of State on April 11, 2000, under the General Corporation Law of the State of Delaware:

      1.    The name of the corporation is US LEC Corp.

      2. A majority of the Corporation's Series A Preferred Stockholders approved the following amendment to the Corporation's Certificate of Designation as of the 6th day of August, 2001, in the manner prescribed by law, for the purpose of amending the definition of "Change of Control" contained in ARTICLE 11 of the Certificate of Designation, so that, as amended, clause such definition shall be and read as follows:

                  "Change of Control" means (i) the failure of Richard T. Aab ("Aab") and Tansukh V. Ganatra ("Ganatra"), in the aggregate, to own or control, directly or indirectly, stock of the Corporation representing at least 50% of the total number of shares of voting capital stock of the Corporation (as adjusted for the events described in Section 4.3) that they, in the aggregate, own or control, directly or indirectly, as of the Initial Issue Date after reducing the number of such shares as of the Initial Issue Date by 2.0 million, (ii) the failure of Aab and Ganatra, in the aggregate, to own or control, directly or indirectly, more shares of the voting capital stock of the Corporation than any other Person or group (other than a Permitted Owner or group of the Permitted Owners and their Affiliates), within the meaning of Regulation 13D under the Securities Exchange Act of 1934 or (iii) a Change of Board shall occur; provided, however, that if, upon the simultaneous death of Aab and Ganatra or upon the death of the last to survive of Aab and Ganatra, all of the Class A Common Stock owned or controlled, directly or indirectly, by Aab and Ganatra is held by Permitted Transferees (as defined in the Certificate of Incorporation) of Aab and Ganatra, such Class A Common Stock shall be deemed to be controlled by Aab and Ganatra for purposes of clauses (i) and (ii) so long as such Class A Common Stock is held by such Permitted Transferees.

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      In all other respects, Article 11 and all other provisions of the
Certificate of Designation shall remain the same.

      3. The foregoing amendment to the Certificate of Designation herein certified was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      Signed on the 6th day of August, 2001.

                                    US LEC CORP.


                                    By: /s/ Michael K. Robinson
                                        ----------------------------------------
                                            Michael K. Robinson
                                            Executive Vice President
                                            and Chief Financial Officer